EXHIBIT 10.1
SEPARATION AND MUTUAL RELEASE AGREEMENT
     This Separation and Mutual Release Agreement (the “Agreement”) is made by and between G. Thomas Graves, III (the “Individual”), and Toreador Resources Corporation (the “Company”).
RECITALS
     WHEREAS, the Individual has been employed as the Company’s President and Chief Executive Officer;
     WHEREAS, the Individual has decided to resign his employment and all positions with the Company and its subsidiaries and affiliates; and
     WHEREAS, the Company and the Individual desire to enter this Agreement to reflect their mutual undertakings, promises, and agreements arising from the Individual’s resignation.
     NOW THEREFORE, in exchange for the valuable consideration paid or given under this Agreement, the receipt, adequacy, and sufficiency of which is hereby acknowledged, the parties knowingly and voluntarily agree to the following terms:
TERMS
1.	Resignation Date and Effect of Resignation. The Individual resigned his employment with the Company effective January 25, 2007 (the “Resignation Date”). Effective as of the Resignation Date, the Individual also resigned from all corporate, board, and other offices and positions he held with the Company and all of its subsidiaries and affiliates.
2.	Final Pay and Benefits. The Individual acknowledges that he has received the following payments and benefits in accordance with the Company’s existing policies, or at the Company’s discretion, pursuant to his employment with the Company and his participation in the Company’s benefit plans:
(a)	Payment of his regular base salary through the Resignation Date. This amount is a gross amount, subject to applicable deductions and withholdings, and was paid to the Individual on or before the Company’s first regularly scheduled payday after the Resignation Date.

(b)	Payment or other entitlement, in accordance with the terms of the applicable plan or other benefit, of any benefits to which he had a vested entitlement as of the Resignation Date under the terms of employee benefit plans established by the Company.

(c)	Based on the Individual’s participation in the Toreador Resources Corporation Amended and Restated 1990 Stock Option Plan (the “Stock Option Plan”), the Individual received options to purchase Company stock awarded pursuant to his

Nonqualified Stock Option Agreements dated September 24, 1998, October 28, 1999, and April 26, 2004, which are reflected on the summary attached as Exhibit A to this Agreement (the “Option Award Agreements”). By signing this Agreement, the Individual represents and warrants that he has no options to purchase Company stock other than as described on Exhibit A. Under paragraph 4(d) of each of the Option Award Agreements, the Individual has three months following the Resignation Date to exercise his options.
3.	Cancellation/Continuance of Certain Benefits. In consideration of the Individual’s promises and undertakings in this Agreement, the Company shall provide him with the option to cancel or continue at his own expense the following benefits:
(a)	Vehicle Lease. The Company’s payment of the insurance, costs, and monthly $1,600.00 lease payments for the Mercedes vehicle provided to the Individual by the Company during his employment shall cease on the Resignation Date. At his election, the Individual shall have the right to (i) have the Company cancel the lease and return the vehicle to the leasing company; or (ii) accept assignment or transfer of the lease and title from the Company and begin paying the insurance, costs, and monthly lease payments himself. The Individual must indicate his election by placing an “X” in the appropriate box: X he elects to cancel the lease; or ☐ he elects to accept assignment or transfer of the lease and title and continue the lease himself. If the Individual elects to continue the lease himself, he shall be solely responsible for all insurance, costs, lease payments, and taxes on the vehicle upon assignment or transfer of the lease and title. Regardless of his election, the parties agree to cooperate and work together in good faith to take all actions reasonably necessary to effectuate the intent of this subparagraph.

(b)	Term Life Insurance Policy. The Company’s payment of the premiums for the term life insurance policy with a death benefit of $2,000,000 provided to the Individual by the Company during his employment shall cease on the Resignation Date. At his election, the Individual shall have the right to (i) have the Company cancel the insurance policy; or (ii) accept assignment or transfer from the Company of the policy and begin paying the premiums to the insurance company himself. The Individual must indicate his election by placing an “X” in the appropriate box: ☐ he elects to cancel the policy; or X he elect to accept assignment or transfer of the policy and continue the policy himself. If the Individual elects to continue the policy himself, he shall be solely responsible for all policy premiums upon assignment or transfer of the policy. Regardless of his election, the parties agree to cooperate and work together in good faith to take all actions reasonably necessary to effectuate the intent of this subparagraph. The parties further agree that any unearned premiums or other cash benefits payable under the policy resulting from the Individual’s election shall be payable to the Company.
4.	Dues for Country Club Membership and Other Organizations. The Company’s payment of the Individual’s dues, assessments, or other charges for his membership with any country club or other organization, including without limitation the Brook Hollow Golf Club and the Petroleum Club, shall cease as of the Resignation Date. If the Individual desires to continue any such membership after the Resignation Date, he shall be solely responsible for the payment of any dues, assessments, or other charges.
5.	Special Separation Consideration. Contingent upon the Individual’s acceptance and non-revocation of this Agreement and in consideration of the Individual’s promises and undertakings in this Agreement, the Company shall provide to him, in addition to the salary and benefits he will receive pursuant to Paragraph 2, the following special separation consideration (the “Special Separation Consideration”):
(a)	Separation Pay. The Company shall pay the Individual $785,308.98 as separation pay (the “Separation Pay”). The Separation Pay is a gross amount, subject to applicable deductions and withholdings, and shall be paid to the Individual as follows: (i) 330,308.98 shall be paid to the Individual in equal installments beginning on the Company’s first regularly scheduled payday after the Effective Date of this Agreement and ending on the Company’s final regularly scheduled payday in December 2007; and (ii) the remaining $455,000.00 shall be paid to the Individual in a lump sum in 2008 on or before March 14, 2008. The Separation Pay payments are intended to be short-term deferrals and therefore not constitute a deferral of compensation for purposes of Section 409A of the Internal Revenue Code.

(b)	Bonus Pay. The Company shall pay the Individual $188,666.00, which is approximately two times the average of the cash portion of the incentive bonuses the Company paid the Individual for his performance in 2004, 2005, and 2006, as compensation for his lost incentive bonus opportunities in 2007 and 2008 (the “Bonus Pay”). The Bonus Pay is a gross amount, subject to applicable deductions and withholdings, and shall be paid to the Individual in equal installments of $94,333.00 on December 31, 2007 and December 31, 2008.

(c)	Immediate Vesting of Restricted Stock. Based on the Individual’s participation in the Toreador Resources Corporation 2005 Long-Term Incentive Plan (the “Long-Term Incentive Plan”), the Individual received awards of the Company’s restricted stock pursuant to Employee Restricted Stock Awards dated May 19, 2005, January 26, 2006, and January 25, 2007, which are reflected on the summary attached as Exhibit A to this Agreement (the “Restricted Stock Awards”). By signing this Agreement, the Individual represents and warrants that he has no awards of restricted stock from the Company other than as described on Exhibit A. In consideration of the mutual promises and undertakings in this Agreement, the Company and the Individual hereby agree that all shares of Company stock awarded pursuant to the 2007 Restricted Stock Award will be fully vested as of the Resignation Date, and further that the Company and the Individual hereby amend the 2005 and 2006 Restricted Stock Awards to provide that all unvested shares of Company stock awarded pursuant to said 2005 and 2006 Restricted

Stock Awards that were still outstanding immediately before the Resignation Date shall be vested as of the Resignation Date.
(d)	COBRA Reimbursements. The Company shall reimburse the Individual for monthly premium costs he incurs for continuing his group health, dental, and vision coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), provided that the Individual timely elects insurance continuation coverage under COBRA by completing and returning the insurance continuation election form that will be provided under separate cover and that the Individual notifies the Company’s Board of Directors in writing within 30 days after he becomes eligible for health insurance coverage, if any, through subsequent employment. The Company shall reimburse the monthly amounts just mentioned for up to 18 months or until the Individual obtains subsequent employment that provides health insurance coverage, whichever is sooner.

(e)	Retention of Company-Issued Laptop, Computer, Telephone, and Blackberry. The Company shall permit the Individual to retain his Company-issued laptop, computer, cellular telephone, cellular telephone number, and blackberry; provided, however, that (i) the Individual shall port the telephone number to the service provider of his choice; (ii) the Individual shall be responsible for all charges in connection with cellular telephone and blackberry services after the Resignation Date; (iii) by his signature below, the Individual confirms that he has removed and returned to the Company all Confidential Information (as defined below) from his Company-issued laptop, computer, cellular telephone, and blackberry; and (iv) following the Resignation Date, the Individual shall no longer be authorized or permitted to log on to, access, or otherwise use the Company’s computer systems, network, and/or Internet domain, whether via his Company-issued laptop, computer, or otherwise.
6.	Return of Property. Whether or not the Individual accepts this Agreement, he shall return to the Company except as provided in Paragraph 5(e) any and all items of its property, including without limitation keys, badge/access card, computers, software, cellular telephones and personal digital devices, calculators, equipment, credit cards, forms, files, manuals, correspondence, business records, personnel data, lists of employees, salary and benefits information, client lists and files, lists of suppliers and vendors, price lists, contracts, contract information, marketing plans, brochures, catalogs, training materials, product samples, computer tapes and diskettes or other portable media, computer-readable files and data stored on any hard drive or other installed device, and data processing reports, and any and all other documents or property which he has had possession of or control over during his employment with the Company. By the Individual’s signature below, he represents that he has complied with his requirements under this paragraph. The Individual’s requirements under this paragraph shall not apply to, and the Individual may retain a copy of, personnel, benefit, or payroll documents concerning only him.

7.	Non-Use and Non-Disclosure of Confidential Information. Whether or not the Individual accepts this Agreement, he shall not, at any time following the resignation of his employment, use or disclose to any third party any of the Company’s confidential information (the “Confidential Information”), which includes without limitation business-opportunity information, including all business ideas, prospects, proposals, and other opportunities pertaining to the lease, acquisition, exploration, production, gathering, transporting, marketing, treating, or other processing of hydrocarbons and related products and the exploration potential of geographical areas on which hydrocarbon exploration prospects are located; intellectual-property information, including all ideas, inventions, discoveries, processes, designs, methods, substances, articles, computer programs, and improvements (including, without limitation, enhancements to, or further interpretation or processing of, information that was in the Company’s possession before the Effective Date of this Agreement), whether or not patentable or copyrightable; e-mail or other internal memoranda; personnel information, including personnel policies, employment practices, personnel records, employee lists, personnel contact information, performance information, compensation data, benefits, and training programs; trade secret information, including information or matters constituting trade secrets as defined under applicable law; technical information, including databases, formulae, designs, compilations of information, data, and know-how related to the company’s operations; financial information; and supplier information, including supplier lists, contact information, capabilities, services, prices, costs, and specially negotiated terms with suppliers. Confidential Information shall also include all Company-related information contained in any manual or electronic document or file created by the Individual during his employment with the Company or created by the Company and provided or made available the Individual in connection with his employment. Confidential Information shall not include any Company-related information in the public domain, through no disclosure or wrongful act of the Individual, to such an extent as to be readily available to competitors. If it appears the Individual will be compelled by law or judicial process to disclose any Confidential Information following the Resignation Date, to avoid potential liability he must notify the Chairman of the Company’s Board of Directors in writing immediately upon his receipt of a subpoena or other legal process.
8.	Mutual Releases.
(a)	By the Individual. In consideration of the Company’s promises and undertakings in this Agreement, the Individual and his family members, heirs, successors, and assigns (collectively, the “Releasing Parties”) hereby release, acquit, and forever waive and discharge any and all claims and demands of whatever kind or character, whether known, unknown, vicarious, derivative, or direct, that he or they, individually, collectively, or otherwise, may have or assert against (i) the Company; (ii) any parent, subsidiary, or affiliate of the Company; (iii) any past or present officer, director, or employee of the entities just named in (i)-(ii), in their individual and official capacities; and (iv) any predecessors, successors, parent companies, subsidiaries, owners, shareholders, members, managers, operating units, affiliates, divisions, agents, representatives, officers, directors, partners, members, employees, fiduciaries, insurers, attorneys, successors, and assigns of the entities just named in (i)-(iii) (collectively the “Released Parties”). This General Release includes without limitation any claim or demand arising out of or relating in any way to (i) the Individual’s employment or his separation from employment with the Company; (ii) any federal, state, or local statutory or common law or constitutional provision that applies or is asserted to apply, directly or indirectly, to the formation, continuation, or termination of the Individual’s employment relationship with the Company, including but not limited to the Age Discrimination in Employment Act; (iii) any contract or agreement between, concerning, or relating to the parties; and (iv) any other alleged act, breach, conduct, negligence, gross negligence, or omission of the Company or any of the other Released Parties. This General Release does not waive any rights or claims between the parties (i) arising after the date the Effective Date of this Agreement as defined by Paragraph 24, or (ii) relating to the breach or enforcement of this Agreement.
(b)	By the Company. In consideration of the Individual’s promises and undertakings in this Agreement, the Company hereby releases, acquits, and forever waives and discharges any and all claims and demands of whatever kind or character, whether vicarious, derivative, or direct, that it may have or assert against the Individual and his family members, heirs, successors, and assigns. This General Release does not apply to any rights or claims between the parties (i) arising after the date the Effective Date of this Agreement as defined by Paragraph 24, (ii) relating to breach or enforcement of this Agreement, or (iii) that may be based on facts not known to the senior executives of the Company other than the Individual on the date the Individual signs this Agreement.
9.	Cooperation, Nonprosecution, and Mutual Nondisparagement. In consideration of the mutual promises and undertakings in this Agreement, the parties agree that:
(a)	Cooperation. The Individual shall cooperate fully and completely with the Company or any of the other Released Parties, at their request, in all pending and future litigation, investigations, arbitrations, and/or other fact-finding or adjudicative proceedings, public or private, involving the Company or any of the other Released Parties. This obligation includes without limitation the Individual promptly meeting with counsel for the Company or the other Released Parties at reasonable times upon their request, and providing testimony in court, before an arbitrator or other convening authority, or upon deposition that is truthful, accurate, and complete, according to information known to him. If the Individual appears as a witness in any pending or future litigation, arbitration, or other fact-finding or adjudicative proceeding at the request of Company or any of the other Released Parties, the Company shall reimburse him, upon submission of substantiating documentation, for necessary and reasonable expenses incurred by him as a result of testifying.

(b)	Nonprosecution. Except as requested by the Company, or as permitted or compelled by law or judicial process, the Individual shall not assist, cooperate with, or supply information of any kind to any individual or private-party litigant or their agents or attorneys (i) in any proceeding, investigation, or inquiry raising issues involving the Company or any of the other Released Parties, or (ii) in any other litigation against the Company or any of the other Released Parties.
(c)	Nondisparagement. The Individual shall not make to any other parties any statement, oral or written, which directly or indirectly impugns the quality or integrity of the Company’s or any of the other Released Parties’ business or employment practices, or any other disparaging or derogatory remarks about the Company or any of the other Released Parties. The Company’s Vice-President-level-and-above executive employees shall not make to any third party outside of the Company any statement, oral or written, which directly or indirectly impugns the quality or integrity of the Individual’s business practices, or any other disparaging or derogatory remarks about the Individual. Nothing in this subparagraph shall prohibit any truthful statements by the Individual or the Company’s Vice-President-level-and-above executive employees that are required by law.
10.	Restricted Activities. In consideration of the Company’s promises and undertakings in this Agreement, the Individual agrees that for 24 months following the Resignation Date:
(a)	Non-Participation in the Company’s Business Opportunities. He shall promptly disclose to the Chairman of the Company’s Board of Directors all business opportunities which come to the attention of the Individual following the Resignation Date and which relate to the business of the Company or the other Released Parties or which arise as a result of the Individual’s employment by the Company. The Individual shall not take advantage of or divert any such opportunities for the benefit of the Individual or any third party following the Resignation Date without the prior written consent of the Company’s Board of Directors, which shall not be unreasonably withheld. The Individual’s obligations under this paragraph shall apply only to activities in foreign countries in which the Company holds licenses or permits as of the Effective Date and shall not apply to business opportunities or operations in the United States.

(b)	Non-Solicitation of Employees. He shall not, directly or indirectly or by assisting any third party, for his own benefit or to benefit any third party, solicit, induce, or entice any then current employee of the Company or the Released Parties, or any person employed by the Company or the Released Parties as of the Resignation Date, to terminate his or her employment with the Company or the Released Parties. Nor shall he, directly or indirectly, disclose to any third party the salaries of, benefits paid or provided to, or performance of any of the Company’s employees.
11.	Waiver of Certain Rights. In consideration of the Company’s promises and undertakings in this Agreement, the Individual agrees that:

(a)	Right to Relief Not Provided in This Agreement. He shall and hereby does irrevocably waive any right to monetary recovery from the Company or the other Released Parties, whether sought directly by him or in the event any administrative agency or other public authority, individual, or group of individuals should pursue any claim on his behalf; and he shall not request or accept from the Company or the other Released Parties, as compensation or damages related to his employment or the termination of his employment with the Company, anything of value that is not provided for in this Agreement.

(b)	Right to a Jury Trial. He shall and hereby does irrevocably waive the right to trial by jury with respect to any claim against the Company or the Released Parties, including without limitation any claim arising from this Agreement or the formation, continuation, or termination of his employment relationship with the Company.

(c)	Right to Class- or Collective-Action Initiation or Participation. He shall and hereby does irrevocably waive the right to initiate or participate in any class or collective action with respect to any claim against the Company or the Released Parties, including without limitation any claim arising from the formation, continuation, or termination of his employment relationship with the Company.
12.	Agreement Not to Seek Reemployment. Neither the Company nor any of the other Released Parties shall have any obligation to employ or to hire or rehire the Individual, to consider him for hire, or to deal with him in any respect at any location, office, or place of business with regard to future employment or potential employment. Accordingly, in consideration of the Company’s promises and undertakings in this Agreement, the Individual agrees that (a) he shall not ever apply for or otherwise seek employment with the Company or any of the other Released Parties at any time in the future, at any location, office, or place of business, and (b) his forbearance to seek future employment as just stated is purely contractual and is in no way involuntary, discriminatory, or retaliatory. Nothing in this Agreement shall prevent the Individual from serving on the board of directors of EnergyNet.com, Inc.; provided, however, that the Individual shall comply with all of his other obligations under this Agreement while providing such service, including without limitation his obligations under Paragraphs 7, 9(b), 9(c), and 10.
13.	Consultation. In consideration of the Company’s promises and undertakings in this Agreement, the Individual shall, without additional compensation other than the Special Separation Consideration, upon request of the Company’s Board of Directors or its designee, be available from the Resignation Date through January 31, 2009, for consultation at reasonable times and without unreasonable interference with his personal or business activities, in person or by telephone, as necessary, on such matters relating to the Company or the other Released Parties as may be within his knowledge.
14.	Indemnification. The Individual shall be entitled to indemnification following the Resignation Date on the same terms as indemnification is made available by the

Company to other executive employees, officers, and directors, whether through the Company’s corporate bylaws or otherwise.
15.	No Violations. The Individual represents that he has not informed the Company or any of the other Released Parties of, and that he is unaware of, any alleged violations of law, the Company’s standards of business conduct or personnel policies, or other misconduct by Company or any of the other Released Parties that have not been resolved satisfactorily by the Company.
16.	Nonadmission of Liability or Wrongdoing. This Agreement shall not in any manner constitute an admission of liability or wrongdoing on the part of Company or any of the other Released Parties, but Company and the other Released Parties expressly deny any such liability or wrongdoing; and, except to the extent necessary to enforce this Agreement, neither this Agreement nor any part of it may be construed, used, or admitted into evidence in any judicial, administrative, or arbitral proceedings as an admission of any kind by Company or any of the other Released Parties.
17.	Authority to Execute. The Individual represents and warrants that he has the authority to execute this Agreement on behalf of all the Releasing Parties.
18.	Governing Law; Severability; Interpretation. This Agreement and the rights and duties of the parties under it shall be governed by the laws of the State of Texas, without regard to any conflicts of laws principles. If any provision of this Agreement is held to be unenforceable, such provision shall be considered separate, distinct, and severable from the other remaining provisions of this Agreement, and shall not affect the validity or enforceability of such other remaining provisions; and in all other respects, this Agreement shall remain in full force and effect. If any provision of this Agreement is held to be unenforceable as written but may be made to be enforceable by limitation, then such provision shall be enforceable to the maximum extent permitted by applicable law. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.
19.	Breach of Agreement. Notwithstanding any other provision in this Agreement, the Company’s obligation to provide the Special Separation Consideration to the Individual is subject to the condition that the Individual complies with his obligations under this Agreement. The Company shall have the right to suspend or cease providing any part of the Special Separation Consideration, as well as to seek restitution of any Special Separation Consideration already provided, if in its discretion the Company determines that the Individual has breached any of his obligations under this Agreement but all other provisions of this Agreement shall remain in full force and effect. The Company’s rights under this paragraph shall be in addition to any other available rights and remedies should the Individual breach any of his obligations under this Agreement.
20.	Offset. The Company shall be entitled to set off against, and the Individual authorizes the Company to deduct from, any payments due to the Individual, or to his estate, heirs,

legal representatives, or successors, under this Agreement any amounts which may be due and owing to the Company by the Individual.
21.	Assignment. The Individual’s obligations, rights, and benefits under this Agreement are personal to the Individual and shall not be assigned to any person or entity without written permission from the Company’s Board of Directors or its designee. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns.
22.	Time for Consideration; Expiration of Offer. The Company’s offer of the Special Separation Consideration and this Agreement shall expire at 5:00 p.m. on the 21st day after he received this Agreement for consideration. He may accept this offer at any time before expiration by signing this Agreement below, and returning it to the Chairman of the Company’s Board of Directors. Whether or not the Individual accepts this Agreement, he will receive the items in Paragraph 2, and is required to follow the obligations in Paragraph 6 and Paragraph 7.
23.	Consultation With an Attorney. The Individual has the right, and is encouraged by this paragraph, to consult with an attorney before signing this Agreement. To assist the Individual in this endeavor, the Company shall reimburse him for reasonable attorney’s fees up to $12,500.00 he incurs in consulting his attorney concerning whether to sign this Agreement.
24.	Effective Date; Revocation Right; Effect of Revocation. This Agreement shall become effective and enforceable upon the expiration of seven days after the Individual signs and returns it to the Chairman of the Company’s Board of Directors (the “Effective Date”). At any time before the Effective Date, the Individual may revoke his acceptance by notifying the Chairman of the Company’s Board of Directors of his revocation in writing. If the Individual revokes his acceptance, he shall not be entitled to any part of the Special Separation Consideration.
25.	Knowing and Voluntary Agreement. The Individual acknowledges that (a) he has had a reasonable period in which to deliberate regarding the terms of this Agreement and to consider whether to sign this Agreement, (b) he fully understands the meaning and effect of signing this Agreement, and (c) his signing of this Agreement is knowing and voluntary. The Individual further acknowledges that neither the Company nor any of the other Released Parties has made any promise or representation to him concerning this Agreement that is not expressed in this Agreement, and that in signing this Agreement, he is not relying on any statement or representation by Company or any of the other Released Parties, but is instead relying solely on his own judgment and consultation with his attorney.
26.	Independent Consideration; Common-Law Duties. Whether expressly stated in this Agreement or not, all obligations the Individual assumes and undertakings he makes by signing this Agreement are understood to be in consideration of the mutual promises and undertakings in this Agreement and the Special Separation Consideration. In addition, the Individual acknowledges and agrees that neither the Company nor any of the other Released Parties has any legal obligation to provide the Special Separation Consideration to him outside of this Agreement. The Individual further acknowledges and agrees that his obligations under this Agreement supplement, rather than supplant, his common-law duties owed to the Company.
27.	Entire Agreement. This Agreement contains and represents the entire agreement of the parties with respect to the Individual’s resignation from employment and payments and benefits upon or by reason of his resignation from employment, and supersedes all prior agreements and understandings, written and oral, between the parties with respect to the Individual’s resignation from employment and payments or benefits upon or by reason of his resignation from employment.
28.	Modification. No provision of this Agreement may be amended, modified, or waived unless such amendment, modification, or waiver is agreed to in writing and signed by the Individual and by a duly authorized officer of the Company.
29.	Internal Revenue Code Section 409A; Consultation With a Tax Advisor. The parties have drafted this Agreement in accordance with Section 409A of the Internal Revenue Code and intend that it comply with Section 409A of the Code and any related rules, regulations, or other guidance. The parties further intend that this Agreement shall be interpreted and construed to comply with Section 409A of the Code. The parties agree to cooperate and work together in good faith to take all actions reasonably necessary to effectuate the intent of this paragraph. Notwithstanding the preceding sentence, the Individual shall be solely responsible for any risk that the tax treatment of all or part of the Special Separation Consideration may be affected by Section 409A of the Code and impose significant adverse tax consequences on him, including accelerated taxation, a 20% additional tax, and interest. Because of the potential tax consequences, the Individual has the right, and is encouraged by this paragraph, to consult with a tax advisor before signing this Agreement.
30.	Paragraph Headings. The paragraph headings in this Agreement are for convenience of reference only, form no part of this Agreement, and shall not affect its interpretation.
31.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.
        IN WITNESS WHEREOF, the parties have executed this Agreement on the dates shown below:

G. THOMAS GRAVES, III	TOREADOR RESOURCES CORPORATION

/s/ G. Thomas Graves III	/s/ J.M. McLaughlin

G. Thomas Graves, III	J.M. McLaughlin
Chairman of the Board of Directors

4-12-07	17 Apr. 07

Date Signed	Date Signed

EXHIBIT A
SUMMARY OF STOCK OPTIONS AND RESTRICTED STOCK AWARDS

	Total
	Options	Exercise		1/24/07	Grant
Name	Granted	Price	Prior Exercises	Options Remaining	Date
Graves III, G. Thomas	250,000	5.00	50,000	200,000	9/24/98
Graves III, G. Thomas	50,000	4.00	50,000	0	10/28/99
Graves III, G. Thomas	50,000	5.50		50,000	4/26/04
Totals	350,000		100,000	250,000

				1/24/07 Unvested
Name	Total Res. Stock	Previously Vested	Vested Date	Res. Stock	Grant Date
Graves III, G. Thomas	20,900			20,900	1/25/07
Graves III, G. Thomas	15,000	5,000	5/19/06	10,000	5/19/05
Graves III, G. Thomas	20,000			20,000	1/26/06
Totals	55,900	5,000		50,900